EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-147540, No. 333-165888 and No. 333-167624 on Form S-8 and the Registration Statement No. 333-159311 on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements of MSCI Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the Company changing its fiscal year end from November 30 to December 31), appearing in this Annual Report on Form 10-K of the Company for the calendar year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New York, New York

February 29, 2012